UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
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CRYSTAL RIVER CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 23, 2010, Crystal River Capital, Inc. issued the following press release:

Crystal River Receives Letter Expressing Interest in Potential Alternative Transaction

New York, March 23, 2010 — Crystal River Capital, Inc. (OTC.BB:CYRV) received a letter on March 18, 2010 from Laurel Canyon Partners, LLC in which Laurel Canyon states that it is prepared to offer to acquire Crystal River Capital in a negotiated all-cash merger or other cash transaction at a price of $0.75 per share to the Crystal River shareholders, subject to conditions described in the letter that will require further communications with Laurel Canyon to assess. Under the previously-announced agreement and plan of merger with Brookfield Asset Management Inc., the Special Committee of the board of directors of Crystal River is permitted to consider proposals for alternative transactions and, in certain circumstances, to terminate the merger agreement and accept an alternative proposal if it is determined to be a superior proposal, after taking into account all surrounding circumstances, including the likelihood of consummation. Accordingly, despite the fact that the letter was submitted without the benefit of any non-public due diligence, the Special Committee, with the assistance of its financial and legal advisors, currently is reviewing the letter and evaluating the viability of the Laurel Canyon proposal. In connection with that evaluation, it has contacted representatives of Laurel Canyon to clarify matters relating to the Laurel Canyon proposal in order to assist the Special Committee in evaluating whether the proposal represents a viable alternative transaction.

About Crystal River

Crystal River Capital, Inc. (OTC.BB:CYRV) is a specialty finance REIT. The Company invests in commercial real estate, real estate loans, and real estate-related securities, such as commercial and residential mortgage-backed securities. For more information, visit www.crystalriverreit.com.

Information Regarding the Solicitation of Proxies

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with its proposed transaction with Brookfield Asset Management Inc., Crystal River will file proxy materials with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction with Brookfield Asset Management Inc. The definitive proxy statement will be mailed to the stockholders of Crystal River in advance of the special meeting. Stockholders of Crystal River are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction with Brookfield Asset Management Inc. Stockholders may obtain a free copy of the proxy statement and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents also will be available on Crystal River’s website (http://www.crystalriverreit.com) and may be obtained free from Crystal River by directing a request to Crystal River Capital, Inc., Attn: Investor Relations, Three World Financial Center, 200 Vesey Street, 10th Floor, New York, New York 10281-1010.

Crystal River and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Crystal River’s stockholders in respect of the proposed transaction with Brookfield Asset Management Inc. Information about the directors and executive officers of Crystal River and their respective interests in Crystal River by security holdings or otherwise is set forth in its proxy statement relating to the 2009 annual meeting of stockholders, which was filed with the SEC on April 28, 2009. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the proposed transaction with Brookfield Asset Management Inc. when it becomes available.

This press release may contain forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the Special Committee or the board of director’s evaluation of a potential alternative transaction and its viability, conditions and likelihood of completion of such transaction. There can be no assurance that the proposal set forth in the letter from Laurel Canyon will be ultimately pursued, that it provides greater value to our stockholders or that Laurel Canyon will be willing to engage in discussions with us. These statements are based on the current expectations of management of Crystal River Capital, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. Additional factors that may affect the future results of Crystal River are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Unless required by law, Crystal

River Capital, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Crystal River Capital, Inc. undertakes no obligation to update or revise the information in this press release based on the Special Committee’s evaluation of the alternative transaction described in the letter from Laurel Canyon Partners, LLC.

Company Contact:

Crystal River Capital, Inc.

Jody Sheu
(212) 549-8346
jsheu@crystalriverreit.com

(CRZ-G)